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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                          CAPTEC NET LEASE REALTY, INC.

         FIRST: The name of the Corporation is Captec Net Lease Realty, Inc.

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805 in the
City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Seventy Million (70,000,000) shares, consisting of Forty Million (40,000,000) shares of Common Stock, $.01
par value per share (the "Common Stock"), Twenty Million (20,000,000)   shares
of Excess Stock, $.01 par value per share (the "Excess Stock") and Ten Million (10,000,000) shares of Preferred Stock, $.01 par value per share (the
"Preferred Stock").

         The Common Stock and the Excess Stock (each subject to the rights, preferences and terms of the Preferred Stock as established by the Board of Directors from time to time) shall have the preferences, qualifications, limitations, restrictions and rights set forth below:

         A.       COMMON STOCK:

                  (1) DIVIDEND RIGHTS. The holders of shares of Common Stock shall be entitled to received, when, as and if declared by the Board of Directors of the Corporation, out of the assets of the Corporation which are by law available therefore, dividends or distributions payable in cash, in property or in securities of the Corporation.

                  (2) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding.

                  (3) VOTING RIGHTS. The holders of shares of Common Stock shall be entitled to vote on all matters (for which holders of Common Stock shall be entitled to vote thereon) at all meetings of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting.

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                  (4) RESTRICTIONS ON TRANSFER TO PRESERVE TAX BENEFIT; EXCHANGE
FOR EXCESS STOCK (a) DEFINITIONS. For the purposes of paragraphs A and B of this Article FOURTH, the following terms shall have the following meanings:

                  "Beneficial Ownership" shall mean ownership of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

                  "Beneficiary" shall mean the beneficiary of the Trust (as defined herein) as determined pursuant to subparagraph B(5) of this Article FOURTH.

                  "Board of Directors" shall mean the Board of Directors of the Corporation.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

                  "Common Equity Stock" shall mean stock that is either Common Stock or Excess Stock.

                  "Constructive Ownership" shall mean ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or constructively through the application of
Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

                  "Equity Stock" shall mean the Common Stock, the Excess Stock, and the Preferred Stock of the Corporation.

                  "Initial Public Offering" means the sale of shares of Common Stock pursuant to the Company's first effective registration statement for such Common Stock filed under the Securities Act of 1933, as amended.

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                  "Market Price" shall mean the last reported sales price of
Common Stock reported on the New York Stock Exchange on the trading day immediately proceeding the relevant date or, if the Common Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, or if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors.

                  "Ownership Limit" shall mean 9.8% of the number of outstanding shares of any class of the Equity Stock.

                  "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purpose described in Section 642(c) of the Code, an association, a private foundation within the meaning of Section 509(a) of the Code, a joint stock company, other entity or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided, however, that a "person" does not mean an underwriter that participates in a public offering of the Common Stock, for a period of 25 days following the purchase by such underwriter of the Common Stock.

                  "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the person that would have been the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock, if such Transfer had been valid under subparagraph A(4)(b) of this Article FOURTH.

                  "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Equity Stock if such Transfer had been valid under subparagraph A(4)(b) of this Article FOURTH.

                  "REIT" shall mean a Real Estate Investment Trust under Section 856 of the Code.

                  "Related Party Limit" shall mean 9.8% of the outstanding Equity Stock of the Corporation.

                  "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock, (including, without limitation, (i) the granting of any option or entering in to any agreement or the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or
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exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

                  "Trust" shall mean the trust created pursuant to subparagraph B(1) of this Article FOURTH.

                  "Trustee" shall mean the Corporation as trustee for the Trust, and any successor trustee appointed by the Corporation.

         (b)      RESTRICTIONS ON TRANSFERS.

                  (i) From and after the date of the Initial Public Offering, no Person shall Beneficially Own shares of Equity Stock in excess of the Ownership Limit and no Person shall Constructively Own shares of Equity Stock in excess of 9.8% of the outstanding Equity Stock.

                  (ii) From and after the date of the Initial Public Offering, any Transfer that, if effective, would result in any Person Beneficially Owning Equity Stock in excess of the Ownership Limit shall be void AB INITIO as to the Transfer of such shares of Equity Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Equity Stock.

                  (iii) From and after the date of the Initial Public Offering, any transfer that, if effective, would result in any Person Constructively Owning Equity Stock in excess of the Related Party Limit shall be void AB INITIO as to the Transfer of such shares of Equity Stock which would be otherwise Constructively Owned by such Person in excess of such amount; and the intended transferee shall acquire no rights in such shares of Equity Stock.

                  (iv) From and after the date of the Initial Public Offering, any Transfer that, if effective, would result in any class of Equity Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of such shares of Equity Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such shares of Equity Stock.

                  (v) From and after the date of the Initial Public Offering, any Transfer that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void AD INITIO as to the Transfer of the shares of Common Stock which would cause the Corporation to be "closely held' within the meaning of Section



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856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.

         (c)      CONVERSION INTO EXCESS STOCK.


                  (i) If, notwithstanding the other provisions contained in this Article FOURTH, at any time after the date of the Initial Public Offering, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would either (A) Beneficially Own Equity Stock in excess of the applicable Ownership Limit, or (B) Constructively Own Equity Stock in excess of the applicable Related Party Limit then, such shares of Equity Stock in excess of such Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into, with no further action required, an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

                  (ii) If, notwithstanding the other provisions contained in this Article FOURTH, at any time after the date of the Initial Public Offering, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person Constructively Owns shares of Equity Stock in excess of 9.8% of the outstanding Equity Stock then, such shares of Equity Stock in excess of such amount (rounded up to the nearest whole share) shall be automatically converted into, with no further action required, an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.
                  (iii) If, notwithstanding the other provisions contained in this Article FOURTH, at any time after the date of the Initial Public Offering, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become "closely held" within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically converted into, with no further action required, an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of Transfer or change in capital structure.

         (d) REMEDIES FOR BREACH. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer has taken place in violation of subparagraph A(4)(b) of this Article FOURTH or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules or attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of subparagraph A(4)(b) of this Article FOURTH, the Board of Directors or its designees shall take such actions as it deems advisable to refuse to give effect or to prevent such Transfer,
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including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfer or attempted Transfer in violation of subparagraphs A(4)((b)(ii), (iii) or (v) of this Article Fourth shall automatically result in the conversion described in subparagraph A(4)(c), irrespective of any action (or non-action) by the Board of Directors.

         (e) NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts to acquire shares in violation of subparagraph A(4)(b) of this Article FOURTH, or any Person who is a transferee such that Excess Stock results under subparagraph A(4)(c) of this Article FOURTH, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation's status as a REIT.

         (f) OWNERS REQUIRED TO PROVIDE INFORMATION. From and after the date of the Initial Public Offering:

         (i) every Beneficial Owner of more than 5.0% (or such other percentage, between 0.5% and 5.0%, as may be required from time to time by the Treasury Regulations) of the outstanding shares of any class of the Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares Beneficially Owned, and description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may require in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT.

                  (ii) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

         (g) REMEDIES NOT LIMITED. Nothing contained in this Article FOURTH shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

         (h) AMBIGUITY. In the case of an ambiguity in the application of any of the provisions of subparagraph A(4) of this Article FOURTH, including any definition contained in subparagraph A(4)(a), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph A(4) with respect to any situation based on the facts known to it.




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         (i)      MODIFICATION OF OWNERSHIP LIMIT. Subject to the limitations provided in subparagraph A(4)(j), the Board of Directors may from time to time increase the Ownership Limit.

         (j) LIMITATIONS ON MODIFICATIONS. Notwithstanding any other provision of this Article FOURTH:

                  (i) The Ownership Limit may not be increased if, after giving effect to such increase (or creation), five Beneficial Owners of Equity Stock could Beneficial Own, in the aggregate, more than 49.6% of the outstanding Equity Stock.

                  (ii) Prior to the modification of the Ownership Limit pursuant to subparagraph A(4)(i) of this Article FOURTH, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT.

                  (iii) The Ownership Limit may not be increased to a percentage which his greater than 9.8%.

         (k)      EXCEPTIONS.

                  (i) The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the Ownership Limits if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Equity Stock will violate the Ownership Limit, and agrees that any violation or attempted violation will result in such Equity Stock being converted into Excess Stock in accordance with subparagraph A(4)(c) of this Article FOURTH.

                  (ii) The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the limitation on such Person Constructively Owning shares of Equity Stock in excess of the Related Party Limit, if such person does not and represents that it will not own, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) in a tenant of any real property owned or leased by the Corporation and the Corporation obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and such Person agrees that any violation or attempted violation would result in such shares of Equity Stock in excess of 9.8% of the outstanding Equity Stock being converted into Excess Shares in accordance with subparagraph (4)(c) of this Article FOURTH.




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         (5) LEGEND.    Each certificate for Equity Stock shall bear the
following legend:

         "The shares of [Common Stock, Preferred Stock] represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Subject to certain provisions of the Corporation's Certificate of Incorporation, no Person may Beneficially Own or Constructively Own shares of Equity Stock in excess of 9.8% (or greater percentage as may be determined by the Board of Directors of the Corporation) of the outstanding Equity Stock of the Corporation. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Corporation's Certificate of Incorporation, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. If the restrictions on transfer are violated, the shares of Equity Stock represented hereby will be automatically converted into shares of Excess Stock which will be held in Trust by the Corporation."

         B.       EXCESS STOCK.

                  (1) Ownership In Trust. Upon any purported Transfer that results in Excess Stock pursuant to subparagraph A(4)(c) of this Article FOURTH, such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph B(5). Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Beneficial Transferee shall have no rights in such Excess Stock, except as provided in subparagraph B(5).

                  (2) DIVIDEND RIGHTS. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Equity Stock have been converted into Excess Stock shall be repaid to the Corporation upon demand.

                  (3) RIGHTS UPON LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Stock, and subject to any preferences or rights of the Preferred Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of Excess Stock, held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding. The Corporation, as holder of the Excess Stock in trust, or if the Corporation shall have been dissolved, any trustee



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appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

                  (4) VOTING RIGHTS. The holders of shares of Excess Stock shall not be entitled to vote on any matters (except as required by law).

                  (5)    RESTRICTIONS ON TRANSFER; DESIGNATION OF BENEFICIARY.
(a) Excess Stock shall not be transferrable. The Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock) if (i) the shares of Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and
(ii) the Purported Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Shares, or (y) if the Purported Beneficial Transferee did not give value for such Excess Shares (through a gift, devise or other transaction), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Equity Stock and such shares of Equity Stock shall be transferred of record to the transferee of the interest in the Trust if such Equity Stock would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under subparagraph A(6) of this Article FOURTH.

                         (b)   Notwithstanding the foregoing, if a Purported
Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under subparagraph B(5)(a) of this Article FOURTH, such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

                  (6) PURCHASE RIGHT IN EXCESS STOCK. Beginning on the date of the occurrence of a Transfer which results in Excess Shares, such shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the Transfer which resulted in such Excess Shares and (ii) the date the Board



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of Directors determines in good faith that a Transfer which resulted in Excess
Shares has occurred, if the corporation does not receive a notice of such Transfer pursuant to subparagraph A(4)(e) of this Article FOURTH.

                    (7) NEW YORK STOCK EXCHANGE TRANSACTIONS. Notwithstanding any provision contained herein to the contrary, nothing in this Certificate of Incorporation shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

         C. PREFERRED STOCK. Authority is hereby expressly granted to the Board of Directors to issue from time to time the Preferred Stock as Preferred Stock of any series and in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the designations, powers, preferences and rights, and the qualifications, limitations and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

               FIFTH: Election of directors need not be by written ballot unless and to the extent that the Bylaws of the Corporation, so provide.

               SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation, except that any bylaw adopted by the stockholders may be altered or repealed only by the stockholders if such bylaw specifically so provides.

               SEVENTH: At all times following the consummation of the Initial Public Offering (as defined in Article FOURTH), at least a majority of the members of the Board of Directors shall, except during the period of a vacancy or vacancies therein, be Independent Directors. An "Independent Director" shall mean a person who is not (i) employed by the Corporation or (ii) an "affiliate" (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Corporation, any subsidiary of the Corporation or any entity in which the Corporation owns, beneficially or of record, a 10% or greater equity interest, or (C) or an affiliate (as defined above) of any entity described in this Article SEVENTH.

               EIGHTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this

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
Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

         NINTH: The personal liability of the directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is hereby eliminated;
provided, however, that this Article NINTH shall not eliminate or limit the liability of a director (i) for any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         TENTH: The name and mailing address of the sole incorporator are as follows: W. Ross Martin, Captec Net Lease Realty, Inc., 24 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106.


         ELEVENTH: In the event any provision (or portion thereof) of this Certificate of Incorporation shall be found to be invalid, prohibited, or unenforceable for any reason, the remaining provisions (or portions hereof) of this Certificate of Incorporation shall be deemed to remain in full force and effect, and shall be construed as if such invalid, prohibited, or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable it being the intent of the Corporation and its stockholders that such remaining provision (or portion thereof) of this Certificate of Incorporation remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, notwithstanding any such finding.

         TWELFTH: The Corporation reserves the right to amend, alter, change or repeal and provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.




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
         THE UNDERSIGNED, being the incorporator above named for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, has executed this instrument this 29th day of August, 1997, and does thereby acknowledge that it is his act and deed and that the facts stated therein are true.

                                /s/ W. Ross Martin
                                ----------------------------------
                                W. Ross Martin, Sole Incorporator











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